Investors: David Gennarelli, 415-507-6033
david.gennarelli@autodesk.com

Press:    Noah Cole, 415-580-3535
noah.cole@autodesk.com

AUTODESK REITERATES THIRD QUARTER AND FISCAL YEAR 2016 BUSINESS OUTLOOK AT ANNUAL INVESTOR DAY

SAN FRANCISCO, Calif., SEPTEMBER 29, 2015-- Autodesk, Inc. (NASDAQ: ADSK) is hosting its annual Investor Day at the Autodesk Gallery in San Francisco. Here, Autodesk will provide an update on its transition to a subscription-based business model and plans for expanding its market opportunity. The company is also reiterating its business outlook for the third quarter and fiscal year 2016.

"Autodesk is moving rapidly to take advantage of the platform shift from the desktop to the cloud, which enables our customers to think differently about how they approach design, simulation, production, and collaboration," said Carl Bass, Autodesk president and CEO. "Autodesk has been preparing for this transition for more than two years and we're now accelerating the process. To do so, we are transforming our business to help our customers realize a new future of making things.”

At today’s event Investor Day event, Bass will be joined by other members of the Autodesk leadership team to discuss opportunities in the current market, provide updates on the business model transition, financial metrics, and corporate strategy.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below under "Safe Harbor." Autodesk's business outlook for the third quarter and full year fiscal 2016 assumes, among other things, a continuation of the current economic environment and foreign exchange currency rate environment. A reconciliation between the GAAP and non-GAAP estimates for fiscal 2016 is provided below or in the tables following this press release.

Third Quarter Fiscal 2016

Q3 FY16 Guidance Metrics	Q3 FY16 (ending October 31, 2015)
Revenue (in millions)	$580 - $600
EPS GAAP	($0.23) - ($0.18)
EPS Non-GAAP (1)	$0.05 - $0.10
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(1) Non-GAAP earnings per diluted share exclude $0.21 related to stock-based compensation expense and $0.07 for the amortization of acquisition related intangibles, net of tax.

Full Year Fiscal 2016

FY16 Guidance Metrics	FY16 (ending January 31, 2016)
Billings growth (1)	2% - 4%
Revenue (in millions) (2)	$2,465 - $2,505
GAAP operating margin	(2)% - (1)%
Non-GAAP operating margin (3)	9% - 10%
EPS GAAP (4)	($1.39) - ($1.27)
EPS Non-GAAP (5)	$0.60 - $0.72
Net subscription additions	375,000 - 425,000
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(1) On a constant currency basis, billings growth would be 9% - 11%.
(2) On a constant currency basis, revenue growth would be 3% - 5%.
(3) Non-GAAP operating margin excludes 8% related to stock-based compensation expense and 3% for the amortization of acquisition related intangibles.
(4)GAAP net loss per diluted share includes $0.94 related to the non-cash GAAP tax charge of $214 million to reduce U.S. deferred tax assets.  The charge reflects the business model transition and resulting reduction in our pre-tax U.S. GAAP profitability.
(5) Non-GAAP earnings per diluted share exclude $0.94 related to the non-cash GAAP tax charge to reduce U.S. deferred tax assets, $0.75 related to stock-based compensation expense, and $0.31 for the amortization of acquisition related intangibles, offset by $0.01 for gains on strategic investment, net of tax.

The third quarter and full year fiscal 2016 outlook assume a projected annual effective tax rate of 24 percent and 26 percent for GAAP and non-GAAP results, respectively.

Investor Day Meeting Webcast

Please visit www.autodesk.com/investors to view a live webcast of the meeting with Autodesk Management beginning today at 8:30 a.m. PT. The live audio broadcast with slides can be accessed at http://www.autodesk.com/investors. A webcast replay and podcast replay of the event will be available beginning later today on our website at http://www.autodesk.com/investors. This replay will be maintained on the Autodesk website for at least twelve months.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements regarding the impacts of our business model transition, expectations regarding the transition of product offerings to subscription, and other statements regarding our strategies, market and products positions, performance, and results. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: failure to maintain our revenue growth and profitability; failure to successfully manage transitions to new business models and markets, including the introduction of additional ratable revenue streams and our continuing efforts to attract customers to our cloud-based offerings and expenses related to the transition of our business model; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; general market, political, economic and business conditions; the impact of non-cash charges on our financial results; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to control our expenses; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve;

slowing momentum in subscription billings or revenues; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our tax rate; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the year ended January 31, 2015 and Form 10-Q for the quarters ended April 30, 2015 and July 31, 2015, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk

Autodesk helps people imagine, design and create a better world. Everyone--from design professionals, engineers and architects to digital artists, students and hobbyists--uses Autodesk software to unlock their creativity and solve important challenges. For more information visit autodesk.com or follow @autodesk.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and service offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2015 Autodesk, Inc. All rights reserved.

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